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Exhibit 21

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

Name of Subsidiary	State or Country of Incorporation
Best-All Electric, Inc.	Nebraska
Cascade Earth Sciences, Ltd.	Oregon
Cleanwater International, Inc.	Oregon
George Industries, Inc.	California
Golden State Irrigation, Inc.	California
Irri Management Argentina S.A.	Argentina
Lampadaires Feralux, Inc.	Canada
Masstock Ltd.	Zambia
NeuValco GmbH	Germany
Oregon Pacific Group, LLC	Oregon
PH, Inc.	Indiana
PiRod, Inc.	Indiana
Sermeto Equipement Industriel SAS	France
Sermeto S.A.	France
Sermeto Iberica S.A.	Spain
Shanghai Valmont Special Steel Tube Co., Ltd.	China
Societe Morocaine des Pivots O'irrigation Valmont	Morocco
Teeter Irrigation, Inc.	Kansas
TelecCentre, S.A.	France
Tubalco S.A.	France
Valley Irrigation South Africa, PTY.	South Africa
Valmont California Irrigation, Inc.	California
Valmont Coatings, Inc.	Delaware
Valmont Credit Corporation	Delaware
Valmont de Mexico, S.R.L. de C.V.	Mexico
Valmont Europe S.A.	France
Valmont Formet S. de R.L. de C.V.	Mexico
Valmont Mastbau, KG	Germany
Valmont S.A.	Spain
Valmont Industria e Comercio, Ltda.	Brazil
Valmont Industries de Argentina S.A.	Argentina
Valmont Industries Holland B.V.	The Netherlands
Valmont International, L.L.C.	Delaware
Valmont International Corp.	Texas
Valmont International Inc.	U. S. Virgin Islands
Valmont Investimentos Ltda.	Brazil
Valmont Mastbau Verwaltung	Germany
Valmont Middle East FZE	United Arab Emirates
Valmont Nederland B.V.	The Netherlands
Valmont Northwest, Inc.	Nebraska
Valmont Polska Sp.z oo	Poland
Valmont Sarl	Morocco
Valmont Service Centers, Inc.	Nebraska
Valmont (UK) Limited	United Kingdom
Xinjiang Valley Suntime Irrigation, Ltd.	China

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  Exhibit 21